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                                                                     Exhibit 5.1

                                October 16, 2001

FGIC Securities Purchase, Inc.
115 Broadway
New York, New York 10006

        Re:     FGIC Securities Purchase, Inc. Registration Statement on
                Form S-3

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), in the form being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $2,000,000,000 aggregate principal amount of liquidity facility obligations (the "Obligations") of FGIC Securities Purchase, Inc, a Delaware corporation (the "Company"). The Obligations are to be issued under Standby Bond Purchase Agreements in substantially the forms of the Standby Bond Purchase Agreements filed as Exhibits 4.1 and 4.2 to the Registration Statement (the "Standby Bond Purchase Agreements"). The Obligations are to be issued from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and any supplements to the Prospectus (each, a "Prospectus Supplement").

        We have examined: (i) the form of Standby Bond Purchase Agreements as filed as exhibits to the Registration Statement; (ii) the certificate of incorporation and bylaws of the Company; (iii) a Certificate of Good Standing for the Company issued by the Secretary of State of the State of Delaware dated October 8, 2001; (iv) the resolutions of the Board of Directors of the Company authorizing and approving the Registration Statement and the Standby Bond Purchase Agreements; and (v) such other instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinafter expressed. Based on such examination, we are of the following opinions:

        1. The Company is validly existing and in good standing under the laws of the State of Delaware.

        2. The Company has duly authorized the form of each of the Standby Bond Purchase Agreements and, when executed and delivered by the Company, each will constitute a valid and binding agreement of the Company.

        3. When the Obligations have been duly issued by the Company as contemplated by the Standby Bond Purchase Agreements, such Obligations will be legal, valid and binding obligations of the Company.

        Our opinion in paragraph (1) hereof regarding the good standing of the Company is based solely upon (a) a Certificate of Good Standing for the Company issued by the Secretary of State of the State of Delaware dated October 8, 2001 and (b) an oral bring-down statement of good standing from the Secretary of State of the State of Delaware on the date hereof.

        Our opinions in paragraphs (2) and (3) hereof are qualified as to: (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally; (ii) rights to indemnification and contribution which may be limited by applicable law and equitable principles;
(iii) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; and (iv) general principles of equity, including without limitation concepts of



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materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

        We express no opinion as to matters of law in jurisdictions other than the State of New York, the federal law of the United States and the corporate law of the State of Delaware.

        Furthermore, we note that the Standby Bond Purchase Agreements that we have reviewed and to which we opine are form documents, and have not been executed by any parties thereto. Our opinions in paragraphs (2) and (3) hereof therefore assume: (i) that each party to such Standby Bond Purchase Agreements other than the Company will be duly incorporated or otherwise formed, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) that such Standby Bond Purchase Agreements will be duly authorized, executed and delivered by each party thereto other than the Company;
(iii) that such Standby Bond Purchase Agreements will constitute the legal, valid and binding obligation of each party thereto other than the Company enforceable in accordance with its terms against such party; (iv) that each party to such Standby Bond Purchase Agreement other than the Company will have the requisite corporate or other organizational power or capacity and authority to perform its obligations thereunder; (v) that the representations, warranties and certificates as to factual matters contained in the Standby Bond Purchase Agreements will each be true and correct; and (vi) that each of the final Standby Bond Purchase Agreements when executed and delivered will be identical to the forms filed as exhibits to the Registration Statement.

        This opinion letter addresses the legal consequences of only the facts existing or assumed as of the date hereof. The opinions expressed herein are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities. Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof. We have not undertaken to determine, or to inform any person of, the occurrence or non-occurrence of any such actions, events, or changes. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement and in any amendment or supplement thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

                                           Very truly yours,

                                           /s/ ORRICK, HERRINTON & SUTCLIFFE LLP

                                           ORRICK, HERRINGTON & SUTCLIFFE LLP